The Growth Fund of America

February 29, 2016

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74 A-T, 74U1 and74U2, and 74V1 and 74V2 and 75 complete answers are as follows:

Item 48K and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset Value	$210,000,000
K2) Maximum Fee Rate	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$450,958
Class B	-
Class C	-
Class F1	$47,315
Class F2	$92,803
Total	$591,076
Class 529-A	$32,012
Class 529-B	-
Class 529-C	-
Class 529-E	$789
Class 529-F1	$1,626
Class R-1	-
Class R-2	-
Class R-2E	$34
Class R-3	$17,637
Class R-4	$41,069
Class R-5	$43,844
Class R-5E*	-
Class R-6	$131,278
Total	$268,289

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.27
Class B	-
Class C	-
Class F1	$0.25
Class F2	$0.37
Class 529-A	$0.24
Class 529-B	-
Class 529-C	-
Class 529-E	$0.13
Class 529-F1	$0.33
Class R-1	-
Class R-2	-
Class R-2E	$0.40
Class R-3	$0.11
Class R-4	$0.25
Class R-5	$0.39
Class R-5E	$0.43
Class R-6	$0.41

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

A) Cash	$36,006
B) Repurchase agreements	-
C) Short-term securities other than repurchase agreements	$11,535,805
D) Long - term debt securities including convertible debt	$1,222,473
E) Preferred, convertible preferred, and adjustable rate preferred stock	$301,441
F) Common Stock	$117,566,379
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	$40,301
J) Receivables from portfolio instruments sold	$565,924
K) Receivables from affiliated persons	-
L) Other receivables	$288,660
M) All other assets	-
N) Total assets	$131,556,989
O) Payables for portfolio instruments purchased	$311,065
P) Amounts owed to affiliated persons	$83,143
Q) Senior long-term debt	-
R1) Reverse repurchase agreements	-
R2) Short sales	-
R3) Written options	-
R4) All other liabilities	$152,594
S) Senior equity
T) Net Assets of Common shareholders	$131,010,187

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,781,840
Class B	8,935
Class C	136,126
Class F1	205,774
Class F2	270,185
Total	2,402,860
Class 529-A	148,343
Class 529-B	1,694
Class 529-C	37,422
Class 529-E	6,611
Class 529-F1	5,360
Class R-1	11,540
Class R-2	54,920
Class R-2E	426
Class R-3	166,755
Class R-4	170,777
Class R-5	117,330
Class R-5E*	-
Class R-6	363,477
Total	1,084,655

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$37.79
Class B	$35.95
Class C	$35.51
Class F1	$37.56
Class F2	$37.73
Class 529-A	$37.46
Class 529-B	$35.76
Class 529-C	$35.64
Class 529-E	$37.13
Class 529-F1	$37.39
Class R-1	$35.98
Class R-2	$36.30
Class R-2E	$37.40
Class R-3	$37.16
Class R-4	$37.50
Class R-5	$37.76
Class R-5E	$37.66
Class R-6	$37.81

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$139,512,481

* Amount less than one thousand